Exhibit 4.1

Execution Version

O’REILLY AUTOMOTIVE, INC.

FIFTH SUPPLEMENTAL INDENTURE

Dated as of November 20, 2023

between

O’REILLY AUTOMOTIVE, INC.

as Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

to the

INDENTURE

Dated as of May 20, 2019

between

O’REILLY AUTOMOTIVE, INC.

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

5.750% SENIOR NOTES DUE 2026

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.01	Definitions	1

ARTICLE II

DESIGNATION AND TERMS OF THE SECURITIES

Section 2.01	Terms of the Notes	9
Section 2.02	Issuance of Additional Notes	9

ARTICLE III

REDEMPTION

Section 3.01	Optional Redemption	10

ARTICLE IV

COVENANTS

Section 4.01	Limitations on Liens	11
Section 4.02	Limitation on Sale and Leaseback Transactions	11
Section 4.03	Future Guarantees	12
Section 4.04	Change of Control	12

ARTICLE V

EVENTS OF DEFAULT
Section 5.01	Events of Default	14
Section 5.02	Acceleration	15

ARTICLE VI

Defeasance
Section 6.01	Defeasance and Covenant Defeasance	15

ARTICLE VII

Miscellaneous

Section 7.01	Ratification of Base Indenture; Supplemental Indentures Part of Base Indenture	15
Section 7.02	Multiple Originals	15
Section 7.03	Governing Law	15

Exhibit A	Form of Note

i

FIFTH SUPPLEMENTAL INDENTURE, dated as of November 20, 2023 (this “Fifth Supplemental Indenture”), between O’REILLY AUTOMOTIVE, INC., a Missouri corporation (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association), a national banking association, as trustee (the “Trustee”), to the Indenture, dated as of May 20, 2019 (the “Base Indenture” and, together with this Fifth Supplemental Indenture, the “Indenture”), between the Company and the Trustee. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Base Indenture.

RECITALS

WHEREAS, the Company and the Trustee are parties to the Base Indenture, which provides for the issuance from time to time by the Company of debt securities in one or more Series; and

WHEREAS, pursuant to Sections 2.01 and 2.02 of the Base Indenture, the Company desires to provide for the establishment of a Series of senior debt securities entitled “5.750% Senior Notes due 2026” (the “Notes”), the form and substance of which, and the terms, provisions and conditions of which, to be set forth as provided in the Indenture.

NOW THEREFORE, each of the parties hereto covenants and agrees, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.01            Definitions.

The following definitions supplement and, to the extent inconsistent with, replace the definitions in Section 1.01 of the Base Indenture:

“Additional Notes” means any additional 5.750% Senior Notes due 2026 issued from time to time after the Issue Date under the terms of the Indenture other than pursuant to 2.09, 2.10, 2.13, 3.06 or 9.05 of the Base Indenture.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by the Company) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the Company’s option, be extended).

“Capital Markets Debt” means any debt for borrowed money that (i) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement) and (ii) has an aggregate principal amount outstanding of (a) at least $25.0 million, at any time that any Existing Notes remain outstanding, or (b) at least $100.0 million at any time that no Existing Notes remain outstanding.

“Change of Control” means the occurrence of any one of the following:

(1)            the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Company or one of its Subsidiaries;

(2)            the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or any other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)            the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company (or any other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company (or any other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed) outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)            the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the holders having ultimate beneficial ownership of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders having beneficial ownership of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Consolidated Net Tangible Assets” means the aggregate amount of the Company’s assets (less applicable reserves and other properly deductible items) and the Company’s consolidated Subsidiaries’ assets after deducting therefrom (a) all current liabilities (excluding the sum of any debt for money borrowed having a maturity of less than twelve months from the date of the Company’s most recent consolidated balance sheet but which by its terms is renewable or extendable beyond twelve months from such date at the option of the borrower and, without duplication, any current installments thereof payable within such twelve month period) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the Company’s most recent consolidated balance sheet and computed in accordance with United States generally accepted accounting principles (“GAAP”).

“Credit Facility Debt” means any debt for borrowed money that (i) is incurred pursuant to a credit agreement, including pursuant to the Revolving Credit Facility, or other agreement providing for revolving credit loans, term loans or other debt entered into between the Company or any Subsidiary of the Company and any lender or group of lenders and (ii) has an aggregate principal amount outstanding or committed of (a) at least $25.0 million, at any time that any Existing Notes remain outstanding, or (b) at least $100.0 million at any time that no Existing Notes remain outstanding.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of any political subdivision of the United States of America.

“Existing Notes” means the following series of notes issued by the Company: 3.550% Senior Notes due 2026; 3.600% Senior Notes due 2027; 4.350% Senior Notes due 2028; 3.900% Senior Notes due 2029; 4.200% Senior Notes due 2030; 1.750% Senior Notes due 2031; and 4.700% Senior Notes due 2032.

“Foreign Currency” means any currency or currency unit issued by a government other than the government of The United States of America.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with GAAP, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the Person for which the determination is being made. Funded Debt shall not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.

“Global Notes” means Notes in the form of a global security as delivered to the Depositary.

“Guarantor” means any Subsidiary of the Company that becomes a subsidiary guarantor of the Notes under the Indenture.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and the equivalent investment grade rating from any replacement Rating Agency or Rating Agencies appointed by the Company.

“Issue Date” means November 20, 2023.

“Lien” means, with respect to any Property, shares of stock or evidences of indebtedness, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such Property, shares of stock or evidences of indebtedness.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Notes” has the meaning assigned to it in the Recitals to this Fifth Supplemental Indenture.

“Permitted Liens” means:

(1)            Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for taxes, assessments or governmental charges or levies not yet subject to penalties for non-timely payment or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(2)            statutory Liens of landlords and Liens of mechanics, materialmen, warehousemen, carriers and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(3)            Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Company and Subsidiaries of the Company in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, laws or regulations, or to secure the performance of tenders, statutory obligations, bids, leases, trade or government contracts, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations (exclusive of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;

(4)            Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(5)            Liens securing indebtedness (including capital leases) incurred to finance the purchase price or cost of construction of property or assets (or additions, repairs, alterations or improvements thereto), provided that such Liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(6)            Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

(7)            Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(8)            encumbrances, covenants, conditions, restrictions, easements, reservations and rights of way or zoning, building code or other restrictions (including defects or irregularities in title and similar encumbrances) as to the use of real property, or Liens incidental to conduct of the business or to the ownership of properties of the Company or any Subsidiary of the Company not securing debt that do not in the aggregate materially impair the use of said properties in the operation of the business of the Company, including its Subsidiaries, taken as a whole;

(9)            leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Company, including its Subsidiaries, taken as a whole;

(10)          Liens on property or assets at the time such property or assets are acquired by the Company or any Subsidiary of the Company;

(11)          Liens on property or assets of any Person at the time such Person becomes a Subsidiary of the Company;

(12)          Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

(13)          Liens existing on November 13, 2023, or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

(14)          Liens on any property or assets created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property or assets, whether directly or indirectly, by way of share disposition or otherwise;

(15)          Liens securing debt of a Subsidiary owed to the Company or to another Subsidiary of the Company;

(16)          Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(17)          Liens to secure debt of joint ventures in which the Company or any of its Subsidiaries have an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures;

(18)          Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(19)          Liens arising from financing statement filings regarding operating leases;

(20)          Liens in favor of customs and revenue authorities to secure custom duties in connection with the importation of goods;

(21)          Liens securing the financing of insurance premiums payable on insurance policies; provided, that such Liens shall only encumber unearned premiums with respect to such insurance, interests in any state guarantee fund relating to such insurance and subject and subordinate to the rights and interests of any loss payee, loss payments which shall reduce such unearned premiums;

(22)          Liens securing cash management obligations (that do not constitute indebtedness), or arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods and contractual rights of set-off relating to purchase orders and other similar arrangements, in each case in the ordinary course of business;

(23)          Liens on any property or assets of Foreign Subsidiaries securing debt of such Foreign Subsidiaries (but not debt of the Company or any Guarantor);

(24)         Liens securing debt in an aggregate principal amount at any time outstanding not exceeding $500.0 million in respect of any arrangement under which the Company or any Guarantor transfers, once or on a revolving basis, without recourse (except for indemnities and representations customary for securitization transactions and except for the retention of risk in an amount and form required by applicable laws and regulations or as is customary for a similar type of transaction) involving one or more “true sale” transactions, accounts receivable or interests therein and related assets customarily transferred in connection with securitization transactions (i) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (ii) directly to one or more investors or other purchasers; and

(25)         other Liens on property or assets of the Company and the property or assets of its Subsidiaries securing debt in an aggregate principal amount (together with the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions entered into in reliance on this clause) not to exceed, as of any date of incurrence of such secured debt pursuant to this clause and after giving effect to such incurrence and the application of the proceeds therefrom, the greater of (a) $500.0 million and (b) 15% of the Company’s Consolidated Net Tangible Assets.

“Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling automotive parts and accessories or the warehousing or distributing of such products, owned or leased by the Company or any of the Company’s Significant Subsidiaries.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency.

“Rating Event” means:

(1)            if the Notes are rated Investment Grade by each of the Rating Agencies on the first day of the Trigger Period, the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the Trigger Period, or

(2)            if the Notes are not rated Investment Grade by each of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by each of the Rating Agencies on any date during the Trigger Period.

“Revolving Credit Facility” means the Credit Agreement dated as of June 15, 2021 (as amended by the First Amendment to the Credit Agreement, dated as of March 6, 2023), among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, amended and restated, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Senior Funded Debt” means all Funded Debt of the Company or its Subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the Notes).

“Significant Subsidiaries” means any of our subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company as of 4:15 p.m., New York City time (or as of such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear as of such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Other Definitions:

Term	Defined in Section
“Change of Control Offer”	4.04(a)
“Change of Control Payment”	4.04(a)
“Change of Control Payment Date”	4.04(b)(ii)
“Interest Payment Date”	2.01(c)
“Par Call Date”	3.01
“Regular Record Date”	2.01(c)
“Sale and Leaseback Transaction”	4.02

ARTICLE II

DESIGNATION AND TERMS OF THE SECURITIES

Section 2.01            Terms of the Notes. Pursuant to Sections 2.01 and 2.02 of the Base Indenture, the Notes shall have the following terms and conditions, in addition to those set forth in the Base Indenture (as amended, supplemented and modified by this Fifth Supplemental Indenture):

(a)            Title and Aggregate Principal Amount. The Notes shall be in registered form under the Indenture and shall be known as the Company’s “5.750% Senior Notes due 2026.”

(b)            Execution. The Notes may forthwith be executed by the Company and delivered to the Trustee for authentication and delivery by the Trustee in accordance with the provisions of Section 2.05 of the Base Indenture.

(c)            Interest and Principal. The Notes will mature on November 20, 2026 and will bear interest at the rate of 5.750% per annum. The Company will pay interest on the Notes on each May 20 and November 20 (each, an “Interest Payment Date”), beginning on May 20, 2024, to the Holders of record on the immediately preceding May 5 or November 5 (each, a “Regular Record Date”), respectively. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payments of the principal of and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars.

(d)            Form. The Notes shall have and be subject to such other terms as provided in the Base Indenture and this Fifth Supplemental Indenture. The Notes shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officer executing such Notes as evidenced by their execution of the Notes.

Section 2.02            Issuance of Additional Notes. There is no limit upon the aggregate principal amount of Notes which may be authenticated. The Company shall be entitled, from time to time, without notice to or the consent of Holders of the Notes, to increase the principal amount of Notes and issue such increased principal amount (or any portion thereof), in which case any Additional Notes so issued will have the same form and terms (other than the date of issuance, public offering price and, under certain circumstances, CUSIP/ISIN number, date from which interest thereon will begin to accrue and the initial Interest Payment Date), and will carry the same right to receive accrued and unpaid interest, as the initial Notes, and such Additional Notes will form a single Series with the initial Notes, including for voting purposes.

With respect to any Additional Notes, the Company shall set forth in a resolution of the Board of Directors and an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1)            the aggregate principal amount of such Additional Notes to be authenticated and delivered; and

(2)            the issue price, the issue date and the CUSIP numbers of such Additional Notes.

ARTICLE III

REDEMPTION

Section 3.01            Optional Redemption. Prior to October 20, 2026 (the “Par Call Date”), the Notes will be redeemable, in whole, or in part, at any time and from time to time, at the Company’s option, at a Redemption Price, (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of:

(a)            the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(b)            100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

In addition, the Company may at any time purchase Notes by tender, in the open market or by private agreement, subject to applicable law.

ARTICLE IV

COVENANTS

The following covenants, in addition to those set forth in Article Four of the Base Indenture, shall apply to the Notes.

Section 4.01            Limitations on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a Lien (other than Permitted Liens) upon any Property, or any shares of stock or evidences of indebtedness issued by any of its Subsidiaries and owned by the Company or by any other of the Company’s Subsidiaries, owned on the Issue Date, without making effective provision to secure all of the Notes, equally and ratably with any and all other debt secured thereby, so long as any of such other debt shall be so secured.

Section 4.02            Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Subsidiary of the Company to, enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any Property that has been or is to be sold or transferred by the Company or such Subsidiary of the Company to such Person, with the intention of taking back a lease of such Property (a “Sale and Leaseback Transaction”) unless either:

(a)            within 12 months after the receipt of the proceeds of the sale or transfer, the Company or any Subsidiary of the Company applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value (as determined in good faith by the Company’s Board of Directors) of such Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

(b)            the Company or such Subsidiary of the Company would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such Property in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the Notes pursuant to Section 4.01 hereof.

The foregoing restriction in the paragraph above shall not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; (ii) between the Company and a Subsidiary of the Company or between Subsidiaries of the Company, provided that the lessor is the Company or a wholly owned Subsidiary of the Company; or (iii) entered into within 270 days after the later of the acquisition or completion of construction of the subject Property.

Section 4.03            Future Guarantees.

(a)            Upon their initial issuance, the Notes will not be guaranteed by any of the Company’s Subsidiaries. If on or after the date of this Fifth Supplemental Indenture, a Subsidiary of the Company incurs or guarantees obligations under the Revolving Credit Facility or incurs or guarantees obligations under any other Credit Facility Debt or Capital Markets Debt of the Company or any future Guarantor, the Company shall cause such Subsidiary, within 30 days to (a) execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall unconditionally guarantee (subject to Section 10.04 of the Base Indenture and Section 4.03(b) hereof) all of the Company’s obligations under the Indenture, including the prompt payment in full when due of the principal of, premium on, if any, interest and, without duplication, defaulted interest, if any, on the Notes and all other amounts payable by the Company thereunder and hereunder, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on any overdue principal and any overdue interest on the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or under the Notes on the terms set forth in this Section 4.03 and in Article Ten of the Base Indenture, and (b) deliver to the Trustee an opinion of counsel to the effect that (i) such supplemental indenture and guarantee of the Notes has been duly executed and authorized and (ii) such supplemental indenture and guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Subsidiary of the Company, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws and except insofar as enforcement thereof is subject to general principles of equity. Any such future Guarantee of the Notes shall be equal or senior in right of payment with the guarantee or other obligation giving rise to the obligation to guarantee the Notes.

(b)            In addition to Section 10.04 of the Base Indenture, the following provisions will apply with respect to the release of Guarantees of the Notes:

Any future Guarantee shall be automatically and unconditionally released upon the release of the guarantee or the obligation that resulted in Section 4.03(a) hereof becoming applicable (other than by reason of payment under such guarantee) without any action required on the part of the Trustee or any Holder of the Notes upon such Guarantor ceasing to guarantee or be an obligor with respect to the Revolving Credit Facility or a guarantor or obligor under any other Credit Facility Debt or Capital Markets Debt of the Company or any future Guarantors. In addition, any future Guarantor shall be automatically and unconditionally released from its obligations under its Guarantee upon: (i) upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such future Guarantor (other than to the Company or any Affiliate of the Company); or (ii) upon the sale or disposition of all or substantially all the property of such Guarantor (other than to any Affiliate of the Company other than another Guarantor); provided, however, that, in each case, after giving effect to such transaction, such Guarantor is no longer liable for any guarantee or other obligations in respect of any Credit Facility Debt or Capital Markets Debt of the Company or any other Guarantor; provided further that this sentence shall supersede and replace the first sentence of Section 10.04 of the Base Indenture solely for purposes of the Notes.

Section 4.04            Change of Control.

(a)            Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to Section 3.01 of this Fifth Supplemental Indenture, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (in integral multiples of $1,000) of each Holder’s Notes at a repurchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the Notes repurchased, to but not including the date of repurchase, subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”).

(b)            Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall, by first class mail, send a notice to Holders of the Notes (or, in the case of Global Notes, electronically through the procedures of the Depositary), with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event, stating:

(i)            that the Change of Control Offer is being made pursuant to this Section 4.04 and that all Notes tendered will be accepted for payment;

(ii)           the repurchase price and the repurchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(iii)          that any Note not tendered will continue to accrue interest;

(iv)         that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(v)          that Holders electing to have any Notes repurchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(vi)         that Holders will be entitled to withdraw their election if the Paying Agent receives, no later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for repurchase, and a statement that such Holder is withdrawing his election to have the Notes repurchased;

(vii)        that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple thereof; and

(viii)       if such notice is sent prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c)            The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.04, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.04 by virtue of such compliance.

(d)            On the Change of Control Payment Date, the Company will, to the extent lawful,

(i)            accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii)           deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted for payment; and

(iii)          deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Note or portions of Notes being repurchased by the Company.

(e)            The Paying Agent will promptly send to each Holder of Notes accepted for payment the Change of Control Payment for such Notes deposited pursuant to (d)(ii) above, and the Trustee will promptly authenticate and send (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 and or any integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit Holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or other similar transaction.

(f)            Notwithstanding anything to the contrary in this Section 4.04, the Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.04 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer; or (2) notice of redemption has been given pursuant to Section 3.01 hereof, unless and until there is a default in the payment of the applicable redemption price.

ARTICLE V

EVENTS OF DEFAULT

Other than as set forth below, Article Six of the Base Indenture shall be applicable to the Notes.

Section 5.01           Events of Default. In addition to the events specified in Section 6.01 of the Base Indenture, solely for purposes of the Notes, a default under any debt for money borrowed by the Company or any Guarantor that results in acceleration of the maturity of such Debt, or failure to pay any such debt within any applicable grace period after final stated maturity, in an aggregate amount greater than (a) $25.0 million, at any time that any Existing Notes remain outstanding, or (b) $100.0 million at any time that no Existing Notes remain outstanding, or in each case, its Foreign Currency equivalent, at the time without such debt having been discharged or acceleration having been rescinded or annulled, shall constitute an “Event of Default” with respect to the Notes.

Section 5.02           Acceleration. Notwithstanding Section 6.02 of the Base Indenture, in the event of a declaration of acceleration in respect of the Notes because an Event of Default pursuant to Section 5.01 of this Fifth Supplemental Indenture shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if (i) the default under the debt that is the subject of such Event of Default has been cured by the Company or any Guarantor or has been waived by the holders thereof or (ii) the holders of such debt that is the subject of such Event of Default have rescinded their declaration of acceleration in respect of such debt, and written notice of such cure, waiver or rescission shall have been given to the Trustee by the Company and countersigned by the holders of such debt or a trustee, fiduciary or agent for such holders, within 20 days after such declaration of acceleration in respect of the Notes and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and no other Event of Default exists or has occurred during such 20-day period which has not been cured or waived during such period.

ARTICLE VI

Defeasance

Section 6.01           Defeasance and Covenant Defeasance. Article Eight of the Base Indenture shall be applicable to the Notes. For purposes of Article Eight of the Base Indenture, solely for purposes of the Notes, if the Company exercises its right of Covenant Defeasance pursuant to Sections 8.01 and 8.03 of the Base Indenture, in addition to being released from its obligations under the provisions of the Base Indenture set forth in Section 8.03, the Company also shall be released from its obligations under Sections 4.01, 4.02, 4.03 and 4.04 of this Fifth Supplemental Indenture.

ARTICLE VII

Miscellaneous

Section 7.01           Ratification of Base Indenture; Supplemental Indentures Part of Base Indenture. Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Base Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 7.02           Multiple Originals. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy of this Fifth Supplemental Indenture is enough to prove this Fifth Supplemental Indenture. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.03          Governing Law. THIS FIFTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIFTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed as of the date first written above.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Jeremy Fletcher
	Name:	Jeremy Fletcher
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Vice President

[Signature Page to Fifth Supplemental Indenture]

Exhibit A

[FORM OF FACE OF SECURITY]

[Global Notes Legend]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK OR A NOMINEE OF DTC, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

5.750% Senior Notes due 2026

CUSIP: 67103HAM9
ISIN: US67103HAM97

No. R-[ ]	$[ ]

O’REILLY AUTOMOTIVE, INC. promises to pay to CEDE & CO. or registered assigns, the principal sum: $[       ] ([       ] DOLLARS AND NO CENTS), as such amount may be increased or decreased as set forth in the Schedule of Increase or Decrease in Principal Amount of Global Note attached hereto, on November 20, 2026.

Interest Payment Dates: May 20 and November 20, commencing on May 20, 2024.

Record Dates: May 5 and November 5.

Additional provisions of this Note are set forth on the other side of this Note.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

O’REILLY AUTOMOTIVE, INC.

By
	Name:	Jeremy Fletcher
	Title:	Executive Vice President and Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication: November 20, 2023

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

O’REILLY AUTOMOTIVE, INC.

5.750% Senior Notes due 2026

1.	Indenture

This Note is one of a duly authorized issue of Notes of the Company, designated as its 5.750% Senior Notes due 2026 (herein called the “Notes,” which expression includes any Additional Notes issued pursuant to Section 2.02 of the Supplemental Indenture (as hereinafter defined)), issued and to be issued under an indenture, dated as of May 20, 2019 (the “Base Indenture”), between O’REILLY AUTOMOTIVE, INC., a Missouri corporation (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of November 20, 2023 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, to which the Indenture and all indentures supplemental thereto, Board Resolutions and Officers’ Certificates relevant to the Notes reference is hereby made for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Indenture.

The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to create or incur Liens or engage in Sale and Leaseback Transactions, in each case, subject to some exceptions as set forth in the Indenture. The Indenture also imposes certain limitations on the ability of the Company to merge, consolidate or amalgamate with or into any other person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of the Company in any one transaction or series of related transactions, in each case, subject to some exceptions as set forth in the Indenture.

Each Note is subject to, and qualified by, all such terms as set forth in the Indenture, certain of which are summarized herein, and each Holder of a Note is referred to the corresponding provisions of the Indenture for a complete statement of such terms. To the extent that there is any inconsistency between the summary provisions set forth in the Notes and the Indenture, the provisions of the Indenture shall govern.

2.	Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on May 20 and November 20 of each year, commencing May 20, 2024. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 20, 2023. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

3.	Paying Agent, Registrar and Service Agent

Initially, the Trustee will act as Paying Agent, registrar and service agent. The Company may appoint and change any Paying Agent, registrar or co-registrar and service agent without notice. The Company or any of its Subsidiaries may act as Paying Agent, registrar, co-registrar or service agent.

4.	Defaults and Remedies; Waiver

If an Event of Default with respect to any Notes at the time outstanding (other than an Event of Default specified in Section 6.01(4) or (5) of the Base Indenture with respect to the Company or any Guarantor) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes by notice to the Company in writing (and to the Trustee, if given by Holders of the Notes) specifying the Event of Default, may declare the principal amount of, premium, if any, and accrued and unpaid interest to, but not including, the date of acceleration on all the Notes to be due and payable. Upon such a declaration, such amounts shall be due and payable immediately. If an Event of Default specified in Section 6.01(4) or (5) of the Base Indenture with respect to the Company or any Guarantor occurs, the principal amount of, premium, if any, and accrued and unpaid interest to, but not including, the date of such Event of Default on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

At any time after the principal of the Notes shall have been so declared due and payable (or shall have become immediately due and payable), and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences, and waive such Event of Default, if any and all Events of Default under the Indenture with respect to the Notes, other than the nonpayment of accelerated principal, premium, if any, or interest, if any, on Notes that shall not have become due by their terms, shall have been cured or waived as provided in Section 6.04 of the Base Indenture. No such rescission shall extend to any subsequent Default or amend any contractual right consequent thereto.

The Holders of a majority in principal amount of the Notes by written notice to the Trustee may waive an existing Default with respect to the Notes and its consequences except a continuing Default in the payment of the principal amount of, premium, if any, and accrued and unpaid interest on a Note. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or amend any contractual right consequent thereto. For the avoidance of doubt, subject to this paragraph and Section 6.02 of the Base Indenture, the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, with respect to the Notes.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, or subject to Section 7.01 of the Base Indenture, that the Trustee determines is unduly prejudicial to the rights of any other Holder of the Notes or that would subject the Trustee to personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnity reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

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5.	Amendment

The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture or this Note and the modification of the rights and obligations of the Company or any Guarantor, if any, and the rights of the Holders of the Notes under the Indenture at any time by the Company or any Guarantor, if any, and the Trustee without notice to any Holder but with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes by written notice to the Trustee to waive an existing Default with respect to the Notes and its consequences except a continuing Default in the payment of the principal amount of, premium, if any, and accrued and unpaid interest on a Note. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.

6.	Obligations Absolute

No reference herein to the Indenture and no provision of this Note or of the Indenture shall amend the contractual obligation of the Company, which is absolute and unconditional, to pay the principal of, premium , if any, or interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

7.	Redemption Upon a Change of Control Triggering Event

Upon a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to Section 3.01 of the Supplemental Indenture, any Holder of Notes shall have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the aggregate principal amount of the Notes to be repurchased plus accrued interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related Interest Payment Date (as defined in the Indenture)) as provided in, and subject to the terms of, the Indenture.

8.	Sinking Fund

The Notes will not have the benefit of any sinking fund.

9.	Denominations; Transfer; Exchange

The Notes are issuable in registered form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. When Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection with any registration or exchange of Notes.

The Company and the Registrar shall not be required (a) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of such mailing or (b) to register the transfer or exchange of Notes selected, called or being called for redemption as a whole or the portion being redeemed of any such Notes selected, called or being called for redemption in part.

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10.	Further Issues

The Company may from time to time, without the consent of the Holders of the Notes and in accordance with the Indenture, provide for the issuance of Additional Notes.

11.	Optional Redemption

The Notes may be redeemed at the Company’s option, upon notice as set forth in the Indenture, in whole or in part, at any time or from time to time, on the terms set forth in the Indenture.

12.	Persons Deemed Owners

The ownership of Notes shall be proved by the register maintained by the Registrar.

13.	No Recourse Against Others

No shareholder, partner, manager, member, director, officer, employee, agent or incorporator, as such, of any Company or any Guarantor, if any, shall have any liability for any obligations of the Company under the Notes or the Indenture or a Guarantor, if any, under its Guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. This waiver and release shall be part of the consideration for the issuance of the Notes.

14.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture with respect to the Notes if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or Maturity, as the case may be.

15.	Unclaimed Money

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or, if then held by the Company, shall be discharged from such trust. Thereafter the Holder of such Note shall look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

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16.	Future Guarantees

The payment by the Company of the principal of, premium, if any, or interest on, the Notes will not initially be guaranteed by any Subsidiaries of the Company. However, if on or after the date of the Supplemental Indenture, any of the Company’s Subsidiaries incurs or guarantees obligations under the Revolving Credit Facility or incurs or guarantees obligations under any other Credit Facility Debt or Capital Markets Debt of the Company or any future Guarantor, such Subsidiary would be required to guarantee the Notes on a senior unsecured basis.

17.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act of 1939, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-Paying Agent may do the same with like rights.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

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ASSIGNMENT FORM

For value received hereby sell(s), assign(s) and transfer(s) unto (please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

Signature Guarantee

OPTION OF HOLDER TO ELECT REPURCHASE

If you want to elect to have this Note repurchased by the Company pursuant to Section 4.04 of the Supplemental Indenture, check the box: ☐

If you want to elect to have only part of this Note repurchased by the Company pursuant to Section 4.04 of the Supplemental Indenture, state the amount you elect to have repurchased:

$_______________

Date: ______________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

INCREASES OR DECREASES IN PRINCIPAL

AMOUNT OF GLOBAL NOTE

The initial principal amount of this Global Note is $[         ]. The following increases or decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Remaining Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian